EXHIBIT R
                                                                      ---------


                           SILVER POINT FINANCE, LLC
                         TWO GREENWICH PLAZA, 1ST FLOOR
                              GREENWICH, CT 06830


CONFIDENTIAL

                                 March 23, 2007


Harbinger Capital Partners Master Fund I, Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
555 Madison Avenue, 16th Floor
New York, New York 10022
Attention:  Mr. David Maura

      RE:      APN HOLDING COMPANY ET AL. CREDIT FACILITIES
               SPONSOR LETTER (THIS "LETTER")

Ladies and Gentlemen:

     This Letter sets forth certain agreements among Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (collectively, "SPONSOR") in connection with the financing arrangements to be entered into among Silver Point Finance, LLC (acting individually or through one or more of its affiliates) ("SILVER POINT"), certain other financial institutions as lenders and APN Holdings Company ("COMPANY") and certain other entities, all as set forth in that certain Commitment Letter dated of even date herewith and attached hereto as EXHIBIT A (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the "COMMITMENT LETTER"), between the Company and Silver Point. Capitalized terms used but not defined herein shall have the meanings provided to such terms in the Commitment Letter.

     Silver Point's commitment to provide the U.S. Facility and the UK Facility shall be subject in all respects to the satisfaction of the terms and conditions contained in this Letter.

COSTS AND EXPENSES

     In consideration of the commitments made to the Company under the Commitment Letter and recognizing that, in connection therewith, Silver Point is incurring costs and expenses and allocating internal resources (including, without limitation, fees and disbursements of counsel, filing and recording fees, costs and expenses of due diligence, transportation, duplication, messenger, appraisal, audit, and consultant costs and expenses), Sponsor hereby agrees to pay or reimburse Silver Point for all such costs and expenses (collectively, "Expenses"), regardless of whether any of the transactions contemplated in the Commitment Letter are consummated. Sponsor also agrees to pay all Expenses of Silver Point (including, without limitation, fees and

APN Holding Company
March 23, 2007


disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies thereunder.

CONFIDENTIALITY AND ARMS LENGTH

     By accepting this Letter, Sponsor agrees that this Letter (including the Commitment Letter attached hereto as Exhibit A and, for the avoidance of doubt, the Interest and Fee Letter) is for its confidential use only and that neither its existence nor the terms hereof or thereof will be disclosed by Sponsor to any person; PROVIDED, HOWEVER, that Sponsor may disclose the existence of this Letter and/or the terms hereof to Sponsor's officers, directors, employees, accountants, attorneys and other advisors, in each case, on a "need-to-know" basis in connection with the transactions contemplated hereby and on the same confidential basis as provided herein. The foregoing notwithstanding, following the return to us of a counterpart of this Letter executed by Sponsor, and the Commitment Letter and the Interest and Fee Letter executed by the Company, and subject to compliance with the provisions hereof and thereof, Sponsor may (i) make public disclosures of the terms and conditions of this Letter (but for clarity not the Interest and Fee Letter) as Sponsor is required by law, in the opinion of its counsel, to make, and (ii) may disclose a summary of the Attachment A to the Commitment Letter as well as the interest rates described in the Interest and Fee Letter but no other term set forth herein or therein as Sponsor is required by law, in the opinion of its counsel, to make, in each case of clause (i) and (ii) herein, subject to prior review and approval by Silver Point of such disclosure (such approval not to be unreasonably withheld).

     After the closing date, you agree that we may, at our expense, and in consultation with you, publicly announce as we may choose the capacities in which we or our respective affiliates have acted in connection with the Facility.

     In connection with all aspects of each transaction contemplated by this Letter and the Commitment Letter, you acknowledge and agree that: (a) the Facility and any related arranging or other services described in the Commitment Letter is an arm's-length commercial transaction between you, Salton and your respective affiliates (including, without limitation, the Company), on the one hand, and Silver Point, on the other hand, and you, the Company and Salton are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by the Commitment Letter and hereunder; (b) in connection with the process leading to such transaction, Silver Point is and has been acting solely as a principal and is not the financial advisor or fiduciary for you, Company, Salton, Applica or any respective affiliates, stockholders, creditors or employees or any other party; (c) Silver Point has not assumed nor will it assume an advisory or fiduciary responsibility in your, Company's, Salton's, Applica's or any respective affiliates' favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Silver Point has advised or is currently advising you, Company, Salton, Applica or any respective affiliates on other matters) and Silver Point has no obligation to you, Company, Salton, Applica or any respective affiliates with respect to the transactions contemplated hereby or in the Commitment Letter except those obligations expressly set forth in the Commitment Letter and the definitive credit documentation; (d) Silver Point and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours, Company's, Salton's,

APN Holding Company
March 23, 2007


Applica's or any respective affiliates' interests and Silver Point has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) Silver Point has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you, Company, Salton, Applica and any respective affiliate have consulted with such entity's own legal, accounting, regulatory and tax advisors to the extent deemed appropriate by such entity. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Silver Point with respect to any breach or alleged breach of fiduciary duty.

INFORMATION

     In issuing this Letter, Silver Point is relying on the accuracy of the information furnished by or on behalf of you, the Company, Salton, Applica, or any respective affiliate or representative of such entity, without independent verification thereof. You hereby represent and warrant that (a) all information, other than Projections (as defined below) and information of a general economic or industry specific nature, that has been or is hereafter made available to Silver Point (including information provided both prior to and after the acquisition of Applica by the Company) by you, the Company, Salton, Applica or any respective affiliate or representative (or on your or such entity's behalf) in connection with any aspect of the Transaction taken as a whole, (the "INFORMATION") is and will be complete and correct as of the time such information or statement was made in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which they were made as of the time such information or statement was made, and (b) all financial projections, budgets and estimates concerning the Combined Entity, Applica or Salton (or any subsidiaries, and including information provided both prior to and after the acquisition of Applica by the Company) that have been or are hereafter made available to Silver Point by you, the Company, Salton, Applica or any respective affiliate or representative (or on your or such entity's behalf) (the "PROJECTIONS") have been or will be prepared in good faith based upon reasonable assumptions at the time made. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date and, if requested by us, for a reasonable period thereafter as is necessary to complete the syndication of the Facility (if any) so that the representation, warranty and covenant in the immediately preceding sentence remains correct on the Closing Date and on such later date on which the syndication of the Facility (if any) is completed. You agree that you will promptly notify us of any material change in circumstances that could be expected to call into question the Information or the continued reasonableness of any assumptions underlying the Projections. In issuing this Letter, you recognize and confirm that Silver Point (i) is and will be using and relying on the Information and the Projections (collectively, the "COMBINED INFORMATION") without independent verification thereof, (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections and such other information and (iii) will not be making any appraisal of any assets or liabilities of the Combined Entity.

APN Holding Company
March 23, 2007


SYNDICATION

     You agree to, and agree to cause the Company and Salton and its subsidiaries to, take such commercially reasonable actions as Silver Point may reasonably request from time to time to actively assist Silver Point in forming a syndicate (if any) for the U.S. Facility and/or the UK Facility (or any portion of either) including, without limitation, (a) you and your advisors promptly providing, and causing the Company, the Company's advisors and Salton and Salton's advisors, to promptly provide, Silver Point with all information reasonably deemed necessary by Silver Point to successfully complete such syndication(s); (b) you (and your respective subsidiaries) and the Company and Salton and its subsidiaries assisting in the preparation of information memorandum(s), lender presentation(s) and other marketing materials to be used in connection with such syndication(s) (if any); (c) you, the Company and Salton using commercially reasonable efforts to ensure that the syndication efforts of Silver Point benefit materially from your, the Company's and Salton's existing banking relationships; and (d) you, the Company and Salton otherwise assisting Silver Point in its syndication efforts, including by making your management available from time to time to participate in rating agency meetings, lender meetings and other communications with potential lenders at such times and places as Silver Point may reasonably request.

EXCLUSIVITY

     From and after your acceptance hereof, Sponsor hereby agrees to work exclusively with Silver Point to accomplish the Facility and agrees that, unless each of the conditions precedent contained in this Letter, in the Commitment Letter attached hereto as Exhibit A and in the Interest and Fee Letter have been satisfied (other than conditions precedent not in the Sponsor's control after the Sponsor has used commercially reasonable efforts to have such conditions satisfied, provided in such a circumstance that if Sponsor or one of its affiliates (including, without limitation, the Company) subsequently enters into a letter of intent, commitment letter, loan agreement or other agreement for debt financing with another lender or funding source in connection with an alternative financing to the Facility, Sponsor shall, jointly and severally with Company, immediately pay in cash to Silver Point a fee equal to 2.0% times the Facility Amount less any amounts actually paid in cash by the Company as a Commitment Fee (as described in Annex A of the Interest and Fee Letter in the section entitled "Commitment Fees")) and Silver Point nevertheless fails to fund the Facility as contemplated herein and in the Commitment Letter attached hereto as Exhibit A, it will not, directly or indirectly, accept a proposal or commitment from another lender or funding source in connection with an alternative financing to the Facility, or otherwise permit or encourage another person to conduct due diligence in connection with an alternative financing to the Facility. It is understood and agreed that such activities with regards to the North American ABL Facility is not a breach of the foregoing obligations.

PARTICIPATION.

     Sponsor hereby acknowledges and agrees to use commercially reasonable efforts, and shall cause its subsidiaries and affiliates (including, without limitation, the Company) to use commercially reasonable efforts, (i) to diligently negotiate, document and execute in good faith the definitive documentation for the Facility, (ii) to consummate the Transactions contemplated by this Letter and the Commitment Letter (subject to the conditions precedent set forth therein)

APN Holding Company
March 23, 2007


and (iii) to rollover at least $100 million of indebtedness (comprised of principal, accrued interest and any premiums thereon) held by the Sponsor as described more fully in clause (n) in the section titled "Initial Conditions" of the Summary of Terms and Conditions attached to the Commitment Letter (subject to the conditions precedent set forth therein and the conditions precedent set forth in the Merger Agreement dated February 7, 2007), and in each case of clauses (i) through (iii), take all steps necessary or desirable in respect thereof.

GOVERNING LAW.

     This Letter shall be governed by, and construed in accordance with, the law of the State of New York. Each of the parties hereto consents to the jurisdiction and venue of the federal and/or state courts located within the City of New York. This Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this Letter by fax or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this letter. This Letter is not assignable by you without our prior written consent and is intended solely for the benefit of the parties hereto and the Indemnified Parties. Nothing herein, express or implied, is intended to or shall confer upon any other third party any legal or equitable right, benefit, standing or remedy of any nature whatsoever under or by reason of this Letter.

WAIVER OF JURY TRIAL

     Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Letter or the transactions contemplated by this Letter or the actions of Silver Point or any of its affiliates in the negotiation, performance, or enforcement of this Letter, the Commitment Letter or the Interest and Fee Letter.

SURVIVAL OF TERMS

     The provisions of this Letter regarding Costs and Expenses, Participation, Information, Syndication, Confidentiality and Arms Length, Governing Law, Exclusivity, and Waiver of Jury Trial shall remain in full force and effect regardless of whether any definitive documentation for the Facility shall be executed and delivered and notwithstanding the termination of this Letter or any commitment or undertaking of Silver Point hereunder or under the Commitment Letter.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this letter and returning it to us at or before 6:00 p.m. (Eastern Time) on or before March 23, 2007. If you elect to deliver this letter by fax or other electronic transmission, please arrange for the executed original to follow by next-day courier.



                                        Very truly yours,

                                        SILVER POINT FINANCE, LLC



                                        By: /s/ Richard Petrilli
                                            ----------------------
                                        Name:  RICHARD PETRILLI
                                        Title: AUTHORIZED SIGNATORY


ACCEPTED AND AGREED TO
as of March 23, 2007

HARBINGER CAPITAL PARTNERS MASTER
FUND I, LTD.


By: /s/ Philip Falcone
----------------------------
Name:  Philip Falcone
Title: Senior Managing Director



HARBINGER CAPITAL PARTNERS SPECIAL
SITUATIONS FUND, L.P.


By: /s/ Philip Falcone
----------------------------
Name:  Philip Falcone
Title: Senior Managing Director

                                                                      EXHIBIT A




                            [SEE COMMITMENT LETTER]

                               [EXHIBIT Q HEREIN]